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                       [MAYER BROWN & PLATT LETTERHEAD]


                               December 9, 1998



                                                                       Exhibit 5

The Board of Trustees
Archstone Communities Trust
7670 South Chester Street
Englewood, Colorado   80112


Gentlemen:

     We have acted as special counsel to Archstone Communities Trust, a Maryland real estate investment trust ("Archstone"), in connection with the proposed sale of the following securities (the "Securities") of Archstone, as set forth in the Form S-3 Registration Statement filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement"): (i) one or more series of unsecured senior debt securities (the "Debt Securities"), (ii) one or more series of preferred shares of beneficial interest, par value $1.00 per share (the "Preferred Shares"), and (iii) common shares of beneficial interest, par value $1.00 per share (the "Common Shares").

     Each series of the Debt Securities will be issued under an Indenture dated as of February 1, 1994, as supplemented by the First Supplemental Indenture, dated as of February 2, 1994 (as so supplemented, the "Indenture"), between Archstone and State Street Bank and Trust Company, as Trustee. Each series of the Preferred Shares will be issued under Archstone's Restated Declaration of Trust, as amended and supplemented (the "Declaration of Trust"), and Articles Supplementary to be filed with the Maryland State Department of Assessments and Taxation (the "Maryland SDAT"). The Common Shares will be issued under the Declaration of Trust. Certain terms of the Securities to be issued by Archstone from time to time will be approved by the Board of Trustees of Archstone or a committee thereof as part of the trust



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The Board of Trustees
Archstone Communities Trust
December 9, 1998
Page 2

action taken and to be taken in connection with the authorization of the issuance of the Securities (the "Trust Proceedings").

     As special counsel to Archstone, we have examined originals or copies certified or otherwise identified to our satisfaction of the Declaration of Trust, Archstone's Bylaws, resolutions of Archstone's Board of Trustees and such Archstone records, certificates and other documents and such questions of law as we considered necessary or appropriate for the purpose of this opinion. As to certain facts material to our opinion, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of Archstone. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

     Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, we are of the opinion that:

     (1) when the Registration Statement has become effective under the Securities Act of 1933 (the "Securities Act") and upon the completion of the Trust Proceedings relating to a series of the Debt Securities and the due execution, authentication, issuance and delivery of the Debt Securities of such series, the Debt Securities of such series, when sold in exchange for the consideration set forth in the Prospectus contained in the Registration Statement and any Prospectus Supplement relating to such series of the Debt Securities, will be duly authorized and will be binding obligations of Archstone enforceable in accordance with their terms and entitled to the benefits of the Indenture, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and subject to general principles of equity;

     (2) when the Registration Statement has become effective under the Securities Act and upon the completion of the Trust Proceedings relating to a series of the Preferred Shares, the execution, delivery and filing with, and recording by, the Maryland SDAT of Articles Supplementary relating to such series of the Preferred Shares, and the due execution, countersignature and delivery of the Preferred Shares of such series, the Preferred Shares of such series, when sold in exchange for the consideration set forth in the Prospectus and any Prospectus Supplement relating to such series of the Preferred Shares, will be duly authorized, legally issued, fully paid and, except as described below, nonassessable; and


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The Board of Trustees
Archstone Communities Trust
December 9, 1998
Page 3


     (3) when the Registration Statement has become effective under the Securities Act and upon the completion of the Trust Proceedings relating to the Common Shares and the due execution, countersignature and delivery of the Common Shares, the Common Shares, when sold in exchange for the consideration set forth in the Prospectus and any Prospectus Supplement relating to the Common Shares, will be duly authorized, legally issued, fully paid and, except as described below, nonassessable.

     Our opinion relating to the nonassessability of the Preferred Shares and the Common Shares does not pertain to the potential liability of shareholders of Archstone for debts and liabilities of Archstone. Section 5-350 of the Maryland Courts and Judicial Proceedings Code provides that "a shareholder . . . of a real estate investment trust . . . is not personally liable for the obligations of the real estate investment trust." The Declaration of Trust provides that no shareholder shall be personally liable in connection with Archstone's property or the affairs of Archstone. The Declaration of Trust further provides that Archstone shall indemnify and hold harmless shareholders against all claims and liabilities and related reasonable expenses to which they become subject by virtue of their status as current or former shareholders. In addition, we have been advised that Archstone, as a matter of practice, inserts a clause in its business, management and other contracts that provides that shareholders shall not be personally liable thereunder. Accordingly, no personal liability should attach to Archstone's shareholders for contract claims under any contract containing such a clause where adequate notice is given. However, with respect to tort claims, contract claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable for such claims and liabilities.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement.

                                  Very truly yours,



                                  MAYER, BROWN & PLATT